                             MEMORANDUM OF AGREEMENT

                  This Memorandum of Agreement is entered into as of this 29th day of April, 2005, between AIM Growth Series (the "Trust"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Advisors, Inc. ("AIM"). AIM shall and hereby agrees to waive fees or reimburse expenses of each Fund, on behalf of its respective classes as applicable, severally and not jointly, as indicated in the attached exhibits.

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and AIM agree as follows:

         The Trust and AIM agree until the date set forth on the attached Exhibit "A" that AIM will waive its fees or reimburse expenses to the extent that expenses (excluding (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary items (these are expenses that are not anticipated to arise from each Fund's day-to-day operations), or items designated as such by the Funds' Board of Trustees; (v) expenses related to a merger or reorganization, as approved by the Funds' Board of Trustees; and (vi) expenses that each Fund has incurred but did not actually pay because of an expense offset arrangement) of a class of a Fund exceed the rate, on an annualized basis, set forth on Exhibit "A" of the average daily net assets allocable to such class. The Board of Trustees and AIM may terminate or modify this Memorandum of Agreement prior to the date set forth on Exhibit "A" only by mutual written consent. AIM will not have any right to reimbursement of any amount so waived or reimbursed.

         The Trust and AIM agree to review the then-current waivers or expense limitations for each class of each Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such waivers or limitations should be amended, continued or terminated. Unless the Trust, by vote of its Board of Trustees, or AIM terminates the waivers or limitations, or the Trust and AIM are unable to reach an agreement on the amount of the waivers or limitations to which the Trust and AIM desire to be bound, the waivers or limitations will continue for additional one-year terms at the rate to which the Trust and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Trust and AIM agree to be bound.

         It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of each Fund, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in the Trust's Agreement and Declaration of Trust.

         IN WITNESS WHEREOF, the Trust and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                    AIM GROWTH SERIES
                                    on behalf of the Funds listed in Exhibit "A" to this Memorandum of Agreement

                                    By:
                                            ------------------------------------

                                    Title:
                                            ------------------------------------

                                    A I M Advisors, Inc.

                                    By:
                                            ------------------------------------

                                    Title:
                                            ------------------------------------

                                   EXHIBIT "B"

                                AIM GROWTH SERIES


                                                                                                                    COMMITTED
FUND                                                              EXPENSE LIMITATION                                  UNTIL
----                                                              ------------------                             ---------------
AIM Growth Allocation Fund
         Class A                           Limit Other Expenses to 0.12% of average daily net assets            December 31, 2006
         Class B                           Limit Other Expenses to 0.12% of average daily net assets            December 31, 2006
         Class C                           Limit Other Expenses to 0.12% of average daily net assets            December 31, 2006
         Class R                           Limit Other Expenses to 0.12% of average daily net assets            December 31, 2006
         Institutional Class               Limit Other Expenses to 0.12% of average daily net assets            December 31, 2006

AIM Moderately Conservative
Allocation Fund
         Class A                           Limit Other Expenses to 0.14% of average daily net assets            December 31, 2006
         Class B                           Limit Other Expenses to 0.14% of average daily net assets            December 31, 2006
         Class C                           Limit Other Expenses to 0.14% of average daily net assets            December 31, 2006
         Class R                           Limit Other Expenses to 0.14% of average daily net assets            December 31, 2006
         Institutional Class               Limit Other Expenses to 0.14% of average daily net assets            December 31, 2006

Other Expenses are defined as all normal operating expenses of the fund, excluding management fees and 12b-1 expenses. The expense limitation is subject to the exclusions as listed in the Memorandum of Agreement.